Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:	July 28, 2006
Contact:	Jeanne Delaney Hubbard
202.772.3747
ABIGAIL ADAMS NATIONAL BANCORP, INC. REPORTS SECOND QUARTER EARNINGS
Washington, DC - Abigail Adams National Bancorp, Inc. (NASDAQ:AANB) announced today that net income for the second quarter ended June 30, 2006 was $788,000, or $0.23 per diluted share. Net income for the same period in 2005 was $944,000 or $0.28 per diluted share. The return on average assets for the second quarter 2006 was 0.87% and the return on average equity was 11.16%, compared to 1.47% and 14.90%, respectively, for the second quarter of 2005. The results of operations for Consolidated Bank and Trust (“CBT”) are included subsequent to the close of business on July 29, 2005 and, therefore, included in the 2006 quarterly numbers.
The net income for the first six months ended June 30, 2006 was $1.4 million or $0.42 per diluted share, a decrease compared to the $1.9 million or $0.56 per diluted share reported for the same period in 2005. The return on average equity was 10.27% and the return on average assets was 0.81% for 2006, as compared to 14.92% and 1.49% reported in 2005, respectively.
Jeanne D. Hubbard, President and CEO of Abigail Adams National Bancorp and its primary subsidiary, The Adams National Bank, commented, “The decision to maintain Consolidated Bank & Trust as a separate bank should have significant long term benefits for the company that will negate the short term impact to earnings due to operating it as an affiliate bank under a separate charter. CBT is celebrating its 103rd birthday this month and thus has a long tradition of serving the banking needs of its communities. Such a rich and notable tradition and history should prove to be a strength in the future for our company and provide an excellent opportunity for growth and additional profitability.”
Due to a 41.0% increase in average earning assets (with CBT contributing 72.5% of the growth, and the rising interest rate environment), net interest income for the second quarter of 2006 increased 26.3% to $4.0 million, compared to $3.1 million for the same period in 2005. This increase was offset by the decrease in the overall net interest margin to 4.61%, compared to 5.15% reported for the same period in 2005.

For the first six months ended June 30, 2006, net interest income increased 25.0% to $7.8 million, compared to $6.3 million for the same period in 2005. The increase was due to a 42.7% growth in the Company’s loan portfolio. Average loans increased $78.0 million, with the CBT acquisition contributing 53.5% of the year-over-year loan growth. The net interest margin was 4.67% for the period ended June 30, 2006, down from the 5.26% reported for the same period in 2005. The decline was due to a competitive environment for deposits and loans, and the pressure of a flat yield curve on repricing assets and deposits.
The Company’s assets totaled $372.1 million at June 30, 2006, an increase of $114.3 million or 44.3%, compared to assets at June 30, 2005. The CBT acquisition contributed 70.8% of the year-over-year asset growth. Loans increased $81.6 million from June 30, 2005. Loan growth was driven by growth in the construction, commercial and commercial real estate markets in the Company’s locations.
The Company’s asset quality remains strong. Nonperforming loans and OREO totaled $1.7 million or 0.61% of period end loans and OREO, an increase from 0.29% at June 30, 2005. Approximately 43.5% of the nonperforming loans are guaranteed by the Small Business Administration. The allowance for loan losses was $4.7 million at June 30, 2006, representing 1.71% of total loans, compared to 1.42% at June 30, 2005. The ratio of nonperforming loans to total assets was 0.45%, an increase from 0.22% reported at June 30, 2005. Net recoveries for the year were $203,000. The provision for loan losses was $125,000 for 2006, compared to $100,000 for 2005.
Deposits totaled $303.5 million at June 30, 2006, an increase of $81.5 million, or 36.7%, compared to the same period in 2005. The CBT acquisition contributed approximately 88.4% of the growth in deposits. Wholesale borrowings increased to $27.1 million and were used to fund the asset growth in 2006. Long term debt was $10.8 million, compared to $6.7 million, as a result of the note used to fund the capital infusion to CBT in 2005.
Noninterest income for the second quarter of 2006 was $545,000, compared to $502,000 for the same period in 2005. The gain on sale of loans in the second quarter was $153,000, compared to $159,000 in the second quarter of 2005.
Noninterest income for the period ended June 30, 2006 was $1.0 million, compared to $930,000 for the same period in 2005. The gain on sale of loans in 2006 was $181,000, compared to $192,000 for the same period in 2005.
Noninterest expense was $3.1 million for the second quarter of 2006, compared to $2.0 million for the second quarter of 2005, a 53.5% increase. The increase in noninterest expense was primarily due to the acquisition of CBT, which added an additional $936,000 for the quarter.

Noninterest expense was $6.4 million for the period ended June 30, 2006, compared to $4.0 million for the same period in 2005, a 58.7% increase. The increase in noninterest expense was primarily due to the acquisition of CBT, which added an additional $1.9 million in 2006. At June 30, 2006, the Company had approximately 107 full-time equivalent employees, compared to 70 at June 30, 2005. The Banks had nine branch locations at June 30, 2006, compared to six at June 30, 2005.
Jeanne Hubbard commented, “The current marketplace with rising interest rates, flat yield curves and great competition for loans and deposits by all players both old and newcomers, has certainly had a negative impact on our earnings. We are able to compete due to our dedicated employees, our commitment to provide superior service and products, and our vigilant attention to expense control and credit quality. We plan to continue our steady growth and our effective risk management practices to stay competitive and profitable.”
Abigail Adams National Bancorp, Inc. declared a quarterly dividend of $0.125 per common share paid on June 30, 2006 to shareholders of record on June 15, 2006.
Abigail Adams National Bancorp is a two-bank holding company, majority owned and operated by women. The Company is focused on serving the financial needs of minorities, women, small to mid-sized businesses, and not-for-profit organizations in the Washington, DC and Richmond metropolitan areas. All information for the period ended June 30, 2006 has been derived from unaudited financial information.
Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

SOURCE:	Abigail Adams National Bancorp

ATTACHMENT:	Selected Financial Data

Abigail Adams National Bancorp, Inc. & Subsidiaries
Selected Financial Data
June 30, 2006 and 2005
(Unaudited)
(In thousands, except per share data)

	Three Months Ended:		Six Months Ended:
	6/30/06	6/30/05	6/30/06	6/30/05
INCOME STATEMENT:
Interest income	$6,187	$4,057	$11,854	$7,804
Interest expense	2,212	910	4,010	1,529

Net interest income	3,975	3,147	7,844	6,275

Provision for loan losses	75	35	125	100
Net interest income after provision for loan losses	3,900	3,112	7,719	6,175

Noninterest income	545	502	1,028	930
Noninterest expense	3,139	2,045	6,361	4,009

Income before taxes	1,306	1,569	2,386	3,096
Provision for income tax expense	518	625	945	1,230

Net income	$788	$944	$1,441	$1,866

PER SHARE DATA:
Basic earnings per share	$0.23	$0.28	$0.42	$0.56
Diluted earnings per share	$0.23	$0.28	$0.42	$0.56
Dividends paid on common shares	$0.13	$0.13	$0.25	$0.25

Average shares outstanding — Basic	3,462,129	3,323,368	3,462,129	3,323,096
Average shares outstanding — Diluted	3,466,059	3,331,251	3,466,092	3,331,455

CONSOLIDATED BALANCE SHEET:
Assets:
Cash & due from banks			$13,040	$9,383
Short-term investments			10,662	4,927
Investment securities			68,205	49,079
Loans, gross			272,799	191,198
Allowance for loan losses			(4,673)	(2,708)
Other assets			12,101	5,967

Total assets			$372,134	$257,846

Liabilities:
Deposits			$303,480	$221,968
Short-term borrowings			27,102	1,756
Long-term borrowings			10,752	6,671
Accrued expenses & other liabilities			2,411	1,765

Total liabilities			343,745	232,160

Stockholders’ equity:
Capital stock			35	33
Surplus			24,865	22,629
Retained earnings			3,489	3,024

Total stockholders’ equity			28,389	25,686

Total liabilities & stockholders’ equity			$372,134	$257,846

PERFORMANCE RATIOS:
Book value per share			$8.20	$7.73
Return on average assets	0.87%	1.47%	0.81%	1.49%
Return on average stockholders’ equity	11.16%	14.90%	10.27%	14.92%
Net interest margin	4.61%	5.15%	4.67%	5.26%
Efficiency ratio	69.45%	56.04%	71.70%	55.64%
Ratio of nonperforming assets to total assets			0.45%	0.22%
Allowance for loan losses to loans			1.71%	1.42%
Allowance for loan losses to nonperforming assets			279%	481%